Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Strong Third Quarter 2007 Results

COLUMBUS, Ohio – (November 14, 2007) – Hexion Specialty Chemicals, Inc. today reported its results for the third quarter ended September 30, 2007. Highlights for the third quarter of 2007 include:

•	Revenues of $1.43 billion in 2007 compared to $1.34 billion during the prior year period, an increase of 7 percent.

•

Operating income of $88 million for the third quarter of 2007 compared to $57 million during the prior year period, an increase of 54 percent. Operating income for the third quarter of 2007 benefited from improved operating performance, as well as decreased integration costs, compared to the similar year-ago period.

•	Net loss of $2 million for the 2007 quarter versus a net loss of $14 million in the third quarter of 2006.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) increased 20 percent to $162 million in third quarter 2007 compared to $135 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

•

Adjusted EBITDA was $706 million for the Last Twelve Month (LTM) period ended September 30, 2007. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

“We were pleased to achieve double-digit gains in Segment EBITDA for the fifth consecutive quarter, while our operating income increased by 54 percent in the third quarter of 2007 compared to the prior year period, on the strength of several specialty products within our Epoxy and Phenolic Resins segment, our oilfield technology products, and our European and Latin American forest products businesses,” said Craig O. Morrison, Chairman, President and CEO. “We continue to offset the challenging North American market conditions in 2007 through our strategy of international diversification, synergy achievement, productivity initiatives and leveraging bolt-on acquisitions to better serve our global customers.

“In the near-term, we continue to take the necessary actions to offset price spikes in certain key raw materials. We have recently announced several price increases for select products focused on offsetting the volatility of input costs.”

Hexion achieved $10 million in synergies in the third quarter of 2007 as the Company continued to realize its targeted cost saving as planned. As of September 30, 2007, Hexion has achieved $105 million in synergies from its full program targeting $175 million in savings.

As previously announced on July 12, 2007, Hexion entered into a definitive merger agreement with Huntsman Corporation (NYSE: HUN) in an all-cash transaction valued at approximately

$10.6 billion, including assumed debt. As previously disclosed, Huntsman’s stockholders approved the merger agreement with Hexion on October 16, 2007. The transaction is subject to various conditions, including expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act, review by several foreign jurisdictions and other customary closing conditions.

“We are pleased that Huntsman’s stockholders approved the merger, and we continue to work diligently to satisfy all closing conditions and complete the transaction as quickly as possible,” Morrison said.

Hexion also announced on November 1, 2007 that it had completed the purchase of ARKEMA GmbH, which had 2006 revenues of approximately €101 million. Terms of the agreement were not disclosed. Based in the Leuna industrial park in east central Germany, the ARKEMA German resins and formaldehyde business manufactures formaldehyde and formaldehyde-based resins including urea-formaldehyde, phenol-formaldehyde and melamine-based resins systems. These resins are used to manufacture engineered wood panels including oriented strandboard, particleboard and medium density fiberboard. The business also produces impregnation resins used to laminate decorative paper surfaces to wood products.

“We remain focused on serving an expanding list of leading global customers in the high-growth regions of Eastern Europe, Latin America and Asia Pacific through our broad portfolio of thermoset resins,” Morrison said.

Nine months 2007 results

Sales for the first nine months of 2007 were $4.3 billion, an 11 percent increase compared to the first nine months of 2006. Acquisitions, net of a divestiture, added $186 million in incremental sales. Operating income for the first nine months of 2007 increased to $281 million, an increase of 24 percent, compared to $227 million in the first nine months of 2006, supported by flattening raw materials and favorable product mix. The company posted a net loss of $2 million for the first nine months of 2007 compared to a net loss of $54 million in the first nine months of 2006. Year-to-date 2007 net income was impacted by higher interest and tax expenses compared to the first nine months of 2006. Results from the first nine months of 2006 also included a $52 million loss on the extinguishment of debt and a $37 million net gain recognized from the Brazilian consumer divestiture.

Quarterly Segment Results (Unaudited)

Following are net sales and Segment EBITDA by reportable segment for the three and nine months ended September 30, 2007 and 2006. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)

	Three months ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales to Unaffiliated Customers (1) (2) (3)
Epoxy and Phenolic Resins	$614	$544	$1,808	$1,613
Formaldehyde and Forest Product Resins	387	357	1,215	1,083
Coatings and Inks	329	343	1,014	928
Performance Products	97	92	293	272

	1,427	1,336	4,330	3,896

Segment EBITDA (2) (3)
Epoxy and Phenolic Resins	$95	$63	$275	$205
Formaldehyde and Forest Product Resins	39	41	126	113
Coatings and Inks	20	25	69	70
Performance Products	22	16	57	47
Corporate and Other	(14)	(10)	(41)	(34)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the acquisition of the coatings business from the Rhodia Group, the global ink and adhesive resins business from Akzo Nobel and the resins and adhesives business from Orica since January 31, 2006, June 1, 2006, and February 1, 2007, respectively, and exclude the results from Alba Adesivos, the Brazilian Consumer Divestiture, since March 31, 2006.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Third Quarter 2007 results on Wednesday, November 14, at 9:00 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-356-3095

International Participants: 617-597-5391

Participant Passcode: 13035527

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time, November 14, 2007. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 86673381. A replay also will be available through the Investor Relations section of the Company’s website.

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three months ended Sept. 30,		Nine Months ended Sept. 30
	2007	2006	2007	2006
Segment EBITDA:
Epoxy and Phenolic Resins	$95	$63	$275	$205
Formaldehyde and Forest Product Resins	39	41	126	113
Coatings and Inks	20	25	69	70
Performance Products	22	16	57	47
Corporate and Other	(14)	(10)	(41)	(34)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	—	—	(1)	(21)
Integration costs	(8)	(21)	(28)	(45)
Non-cash charges	(2)	—	(17)	(13)
Unusual items:
Gain (loss) on divestiture of business	4	(1)	8	40
Purchase accounting effects/inventory step-up	—	(1)	—	(3)
Discontinued operations	—	(1)	—	(14)
Business realignments	(6)	(3)	(16)	(4)
Other	(9)	(5)	(9)	(8)

Total unusual items	(11)	(11)	(17)	11

Total adjustments	(21)	(32)	(63)	(68)
Interest expense, net	(84)	(61)	(237)	(171)
Loss on extinguishment of debt	—	—	—	(52)
Income tax expense	(10)	(11)	(43)	(41)
Depreciation and amortization	(49)	(45)	(145)	(123)

Net loss	$(2)	$(14)	$(2)	$(54)

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet this ratio and also a defined Adjusted EBITDA to Fixed Charge ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Sept. 30, 2007 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)
Net loss	$(57)
Income taxes	16
Interest expense, net	308
Loss from extinguishment of debt	69
Depreciation and amortization expense	193

EBITDA	529
Adjustments to EBITDA:
Acquisitions EBITDA (1)	27
Integration costs (2)	40
Non-cash charges (3)	26
Unusual items:
Gain on sale of businesses	(7)
Business realignments(4)	10
Other (5)	11

Total unusual items	14

In process Synergies (6)	70

Adjusted EBITDA (7)	$706

Fixed charges (8)	$306

Ratio of Adjusted EBITDA to Fixed Charges	2.31

(1)	Represents the incremental EBITDA impact for the Orica Acquisition and the Arkema acquisition as if they had taken place at the beginning of the period.
(2)	Represents redundancy and incremental administrative costs from integration programs. Also includes costs related to implement a single, company-wide management information and accounting system.
(3)	Includes non-cash charges for fixed asset impairments, stock based compensation expenses, and unrealized foreign exchange and derivative activity.
(4)	Represents plant rationalization, headcount reduction and other costs associated with business realignments.
(5)	Includes the impact of the announced Alkyds Divestiture as if it had taken place at the beginning of the period, costs to settle a lawsuit, one-time benefit plan costs and management fees.
(6)	Represents estimated net unrealized synergy savings from the Hexion Formation.
(7)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under its indenture for the Second Priority Senior Secured Notes. As of September 30, 2007, the Company was able to satisfy this covenant and incur additional indebtedness under its indentures.
(8)	LTM Period fixed charges reflect pro forma interest expense as if the Orica acquisition and the Arkema acquisition and the amendment of our senior secured credit facilities, which occurred in November 2006 and June 2007 had taken place at the beginning of the period.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2006 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2006 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three Months ended September 30,
(In millions)	2007	2006
Net sales	$1,427	$1,336
Cost of sales	1,214	1,157

Gross profit	213	179
Selling, general & administrative expense	104	97
Integration costs	8	21
Other operating expense, net	13	4

Operating income	88	57
Interest expense, net	84	61
Other non-operating expense (income), net	(1)	(1)

Income (loss) from continuing operations before income tax, earnings from unconsolidated entities and minority interest	5	(3)
Income tax expense	10	11

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(5)	(14)
Earnings from unconsolidated entities, net of taxes	1	1
Minority interest in net income of consolidated subsidiaries	2	—

Loss from continuing operations	(2)	(13)
Loss from discontinued operations	—	(1)

Net loss	$(2)	$(14)

Comprehensive income (loss)	$22	$(23)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine Months ended September 30,
(In millions)	2007	2006
Net sales	$4,330	$3,896
Cost of sales	3,686	3,342

Gross profit	644	554
Selling, general & administrative expense	311	293
Transaction costs	1	21
Integration costs	28	45
Other operating expense (income), net	23	(32)

Operating income	281	227
Interest expense, net	237	171
Loss on extinguishment of debt	—	52
Other non-operating expense, net	5	2

Income from continuing operations before income tax, earnings from unconsolidated entities and minority interest	39	2
Income tax expense	43	41

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(4)	(39)
Earnings from unconsolidated entities, net of taxes	3	3
Minority interest in net income of consolidated subsidiaries	(1)	(4)

Loss from continuing operations	(2)	(40)
Loss from discontinued operations	—	(14)

Net loss	(2)	(54)
Accretion of redeemable preferred stock	—	33

Net loss available to common shareholders	$(2)	$(87)

Comprehensive income (loss)	$78	$(13)

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions)	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and equivalents	$236	$64
Accounts receivable (less allowance for doubtful accounts of $22 and $21, respectively)	858	763
Inventories:
Finished and in-process goods	395	362
Raw materials and supplies	168	187
Other current assets	112	102

Total current assets	1,769	1,478

Other assets	215	107

Property and equipment
Land	98	96
Buildings	308	276
Machinery and equipment	2,158	2,009

	2,564	2,381
Less accumulated depreciation	(995)	(830)

	1,569	1,551
Goodwill	209	193
Other intangible assets, net	191	179

Total assets	$3,953	$3,508

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions)	September 30, 2007	December 31, 2006
Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$611	$616
Debt payable within one year	63	66
Interest payable	68	58
Income taxes payable	52	108
Other current liabilities	301	263

Total current liabilities	1,095	1,111

Long-term liabilities
Long-term debt	3,659	3,326
Long-term pension and post employment benefit obligations	229	223
Deferred income taxes	154	142
Other long-term liabilities	141	107

Total liabilities	5,278	4,909

Minority interest in consolidated subsidiaries	11	13

Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2007 and December 31, 2006	1	1
Paid-in deficit	(13)	(17)
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	161	81
Accumulated deficit	(1,189)	(1,183)

Total shareholder’s deficit	(1,336)	(1,414)

Total liabilities and shareholder’s deficit	$3,953	$3,508

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2007	2006
Cash Flows provided by Operating Activities
Net loss	$(2)	$(54)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	145	123
Loss from discontinued operations	—	14
Write-off of deferred IPO costs	—	15
Write-off of deferred financing fees	—	9
Gain on sale of businesses, net of tax	(8)	(34)
Minority interest in net income of consolidated subsidiaries	1	4
Stock-based compensation	4	5
Deferred tax provision	6	14
Impairments	8	5
Other non-cash adjustments	9	21
Net change in assets and liabilities:
Accounts receivable	(56)	(112)
Inventories	15	(22)
Accounts and drafts payable	(39)	26
Income taxes payable	(27)	18
Other assets, current and non-current	(6)	25
Other liabilities, current and long-term	34	(50)
Net cash used in operating activities of discontinued operations	—	(3)

Net cash provided by operating activities	84	4

Cash Flows used in Investing Activities
Capital expenditures	(72)	(85)
Capitalized interest	(1)	(1)
Acquisition of businesses, net of cash acquired	(63)	(181)
Deferred acquisition costs	(105)	—
Proceeds from the sale of assets	13	—
Proceeds from the sale of businesses, net of cash sold	5	47

Net cash used in investing activities	(223)	(220)

Cash Flows provided by Financing Activities
Net short-term debt repayments	(2)	18
Borrowings of long-term debt	2,154	2,654
Repayments of long-term debt	(1,837)	(2,158)
Payment of dividends on common stock	(11)	(2)
Redemption of preferred stock	—	(397)
Long-term debt and credit facility financing fees	(2)	(17)
IPO related costs	—	(5)
Net cash from financing activities of discontinued operations	—	1

Net cash provided by financing activities	302	94

Effect of exchange rates on cash and equivalents	9	8
Increase (decrease) in cash and equivalents	172	(114)
Cash and equivalents at beginning of period	64	183

Cash and equivalents at end of period	$236	$69